List of Subsidiaries

604587 British Columbia Ltd. was incorporated pursuant to the laws of British Columbia, Canada, on April 3, 2000.

Home Finders Realty Ltd. was incorporated pursuant to the laws of British Columbia, Canada, on April 1, 1981, under the name Curtis-Anne Properties Ltd. On October 22, 1984, the company changed its name to ABC Home Finders Realty Ltd. On October 9, 1992, the company changed its name to Home Finders Realty Ltd.

Most Referred Real Estate Agents Inc. was incorporated pursuant to the Canada Business Corporations Act on August 5, 1997, under the name Canada's Most Referred Realtors Inc. On August 6, 1998, the company changed its name to Most Referred Real Estate Agents Inc. On September 29, 1998, the company was extra-provincially registered in British Columbia. On July 31, 2001, Most Referred Real Estate Agents Inc. amalgamated with Home Finders Realty Ltd.; the continuing company is Most Referred Real Estate Agents Inc.

AMRR.com, Inc. ("AMRR") was incorporated under the laws of the state of Nevada on September 22, 1999 and began limited operations on October 1, 1999.